Exhibit 99.1

News Release

Wabtec Reports 2Q EPS of 57 Cents, Up 33%;

Company Also Increases 2007 Guidance

WILMERDING, PA, July 26, 2007 – Wabtec Corporation (NYSE: WAB) today reported its 2007 second quarter results, including the following highlights:

•	Earnings per diluted share were a record 57 cents, 33 percent higher than the year-ago quarter and the company’s 13th consecutive quarterly earnings increase.

•	Second quarter sales increased 24 percent to a record $326 million, reflecting growth in the Transit Group and continued execution of the company’s growth strategies.

•	Income from operations was $46 million, or 14.1 percent of sales, due to the benefits of the Wabtec Performance System and operating leverage from higher sales.

Based on its second quarter results and outlook for the rest of the year, Wabtec now expects 2007 sales growth of between 16-18 percent and earnings per diluted share of about $2.15. Previously, the company expected sales growth of 12-14 percent and earnings per diluted share of about $2.10.

Albert J. Neupaver, Wabtec’s president and chief executive officer, said: “The company continued to perform well in the second quarter, with strong sales and earnings growth, operating margin improvement and good cash generation. As expected, our Transit Group remains on a growth track, while the Freight Group is steady at a high level. This strong financial performance, which gives us the confidence to increase our guidance for the year, is being driven by our strategic growth initiatives: global and market expansion, new products, aftermarket expansion and acquisitions. During the quarter, we made progress on each front, including the acquisition of Ricon, a leading manufacturer of wheelchair lifts and ramps for buses. We are well positioned to take advantage of our growth opportunities and deliver strong financial results in the second half of 2007.”

Wabtec Corporation (www.wabtec.com) is a global provider of value-added, technology-based products and services for the freight rail and passenger transit industry. Through its subsidiaries, the company manufactures a range of products for locomotives, freight cars, subway cars and buses. The company also builds new switcher and commuter locomotives, and provides aftermarket services.

This release contains forward-looking statements, such as statements regarding the company’s expectations about future earnings. Actual results could differ materially from the results suggested in any forward-looking statement. Factors that could cause or contribute to these material differences include, but are not limited to, a slowdown in the North American economy; a decrease in freight or passenger rail traffic; an increase in manufacturing costs; and other factors contained in the company’s regulatory filings, which are herein incorporated by reference. The company assumes no obligation to update these statements or advise of changes in the assumptions on which they are based.

The company will conduct a conference call with analysts and investors at 10 a.m., eastern time, today. To listen to the call via webcast, please go to www.wabtec.com and click on the “Webcasts” tab in the “Investor Relations” section.

Tim Wesley	Phone: 412.825.1543	Wabtec Corporation
	E-mail: twesley@wabtec.com	1001 Air Brake Avenue
	Website: www.wabtec.com	Wilmerding, PA 15148

WABTEC CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007 AND 2006

(DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(UNAUDITED)

	Second Quarter 2007	Second Quarter 2006	For the Six Months 2007	For the Six Months 2006
Net sales	$325,722	$261,902	$639,986	$524,311
Cost of sales	(234,872)	(184,910)	(462,570)	(372,229)

Gross profit	90,850	76,992	177,416	152,082
Gross profit as a % of Net Sales	27.9%	29.4%	27.7%	29.0%

Selling,general and administrative expenses	(34,915)	(32,760)	(69,860)	(66,548)
Engineering expenses	(9,026)	(8,023)	(17,842)	(16,138)
Amortization expense	(1,140)	(852)	(1,828)	(1,711)

Total operating expenses	(45,081)	(41,635)	(89,530)	(84,397)
SGA as a % of Net Sales	10.7%	12.5%	10.9%	12.7%
Operating expenses as a % of Net Sales	13.8%	15.9%	14.0%	16.1%

Income from operations	45,769	35,357	87,886	67,685
Income from operations as a % of Net Sales	14.1%	13.5%	13.7%	12.9%

Interest income (expense), net	(538)	(420)	(1,174)	(1,544)
Other income (expense), net	(1,637)	(1,434)	(2,446)	(1,162)

Income from continuing operations before income taxes	43,594	33,503	84,266	64,979

Income tax expense	(15,469)	(11,721)	(30,587)	(23,129)

Effective tax rate	35.5%	35.0%	36.3%	35.6%

Income from continuing operations	28,125	21,782	53,679	41,850

Discontinued operations
Income (loss) from discontinued operations (net of tax)	5	(637)	(27)	(659)

Net income	$28,130	$21,145	$53,652	$41,191

Earnings Per Common Share
Basic
Income from continuing operations	$0.58	$0.45	$1.11	$0.87
Loss from discontinued operations	—	(0.01)	—	(0.02)
Net income	$0.58	$0.44	$1.11	$0.85

Diluted
Income from continuing operations	$0.57	$0.44	$1.09	$0.86
Loss from discontinued operations	—	(0.01)	—	(0.02)
Net income	$0.57	$0.43	$1.09	$0.84

Weighted average shares outstanding
Basic	48,666	48,451	48,413	48,210

Diluted	49,294	49,092	49,022	48,851

Sales by Segment
Freight Group	$180,986	$180,169	$365,653	$360,985
Transit Group	144,736	81,733	274,333	163,326

Total	$325,722	$261,902	$639,986	$524,311